Exhibit 23.1

中正達會計師事務所有限公司 Centurion ZD CPA Limited Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電郵: info@czdcpa.com

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Yangtze River Port and Logistics Limited (fka Yangtze River Development Limited):

We consent to the use of our reports with respect to the consolidated financial statements and schedule of Yangtze River Port and Logistics Limited as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Centurion ZD CPA Ltd.
Centurion ZD CPA Ltd. (fka DCAW (CPA) Ltd. as successor to Dominic K.F. Chan & Co.)
Hong Kong

April 24, 2018